[LETTERHEAD OF WEINICK SANDERS AND LEVENTHAL & CO., LLP]



         July 20, 2005







         UNITED STATES SECURITIES
         AND EXCHANGE COMMISSION
         Division of Corporate Finance
         450 Fifth Street, N.W.
         Washington, DC  20549

         To Whom It May Concern:

         We have read the Form 8-K dated July 14, 2005, to be filed by SearchHelp, Inc. (A Development Stage Company). Our auditors' report as at and for the two years ended December 31, 2004 contained a going concern qualification. We are in agreement with all of the other statements contained therein as they apply to Weinick Sanders Leventhal & Co., LLP. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.


         Very truly yours,





         /s/ WEINICK SANDERS LEVENTHAL & CO., LLP